Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Noble Midstream Partners GP LLC (as General Partner of Noble Midstream Partners LP):

We consent to the incorporation by reference in the registration statements (Nos. 333‑235652, 333-219287, 333-221253, 333-221252) on Form S-3 and registration statement (No. 333-214277) on Form S-8 of Noble Midstream Partners LP of our reports dated February 12, 2020, with respect to the consolidated balance sheets of Noble Midstream Partners LP as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2019, and the related notes and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Noble Midstream Partners LP.

/s/ KPMG LLP

Houston, Texas
February 12, 2020